EXHIBIT 10(aaa)
SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
I.      Director Compensation. Directors who are employees of the Corporation do not receive additional compensation for serving as directors of the Corporation. The following table sets forth current rates of cash compensation for the Corporation’s non-employee directors.

Annual Retainer	$30,000 (payable in quarterly installments)

Additional annual fee for the Audit Committee Chair, Compensation Committee Chair, Stock Award	$5,000 (payable in quarterly installments)
Committee Chair
II.      Executive Officer Compensation. The following table sets forth the current base salaries provided to the Corporation’s Chief Executive Officer and four most highly compensated executive officers, based on salary and annual bonus for fiscal year 2006 as required by the Instructions to Item 402(a)(3) of Regulation S-K.

Executive Officer	Current Salary
Don E. Marsh, Chairman of the Board and Chief Executive Officer	$1,000,000
William L. Marsh, Interim President and Chief Operating Officer	$305,000
Charles Barnard, Jr., President and Chief Operating Officer, Supermarket Division	$250,000
Jack J. Bayt, President and Chief Operating Officer, Crystal Food Services Division	$310,000
P. Lawrence Butt, Senior Vice President, Counsel and Secretary	$285,000
          The Corporation’s Management Incentive Plan is an informal plan pursuant to which the Compensation Committee may grant on an annual basis cash awards equal to a percentage of an officer’s or other key employee’s fiscal year base salary based on the extent to which actual earnings of the Corporation or the relevant business unit during a fiscal year exceed a minimum earnings threshold established by the Compensation Committee for such fiscal year. The percentage of base salary an individual may be awarded under the plan is determined by the Compensation Committee based on the individual’s level of responsibility, with a maximum cash award of up to 50% of base salary or greater if fiscal year earnings of the Corporation or relevant business unit equal or exceed, respectively, the target earnings level established by the Compensation Committee for that fiscal year. The amount of any bonus under the plan’s formula is subject to adjustment based on the profitability of the Corporation or the relevant business unit and other factors as determined by the Compensation Committee in its discretion.
          In addition to their base salaries and cash bonuses, the Corporation’s Chief Executive Officer and four most highly compensated executive officers are also eligible to:
          -      participate in the Corporation’s long-term incentive program, which currently involves the award of performance based restricted stock and performance accelerated stock options pursuant to the Corporation’s 1998 Stock Incentive Plan; and
          -      participate in the Corporation’s broad-based benefit programs generally available to all full-time employees, including health, disability and life insurance programs.